Exhibit 99.1

Cadence Pharmaceuticals Reports Third Quarter 2009 Financial Results

SAN DIEGO, CA – November 5, 2009 – Cadence Pharmaceuticals, Inc. (NASDAQ: CADX), a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting, today reported financial results for the three and nine months ended September 30, 2009.

Based upon the Priority Review designation granted by the FDA for Cadence’s New Drug Application (NDA) for Acetavance™ (intravenous acetaminophen), the company accelerated its commercial readiness activities during the third quarter of 2009. Commenting on the third quarter achievements, Ted Schroeder, President and CEO of Cadence stated, “We are extremely pleased with the progress we have made in building our commercial infrastructure, including the recruitment of a highly experienced commercial leadership team to launch Acetavance, if approved by the FDA.”

Financial Results

For the three months ended September 30, 2009, Cadence reported a net loss of $11.4 million, or $0.23 per share, compared to a net loss of $13.7 million, or $0.36 per share, for the same period in 2008. Operating expenses for the three months ended September 30, 2009 decreased $2.4 million to $11.3 million, from the $13.7 million reported for the comparable period in 2008. The decline in operating expenses during the current year was primarily the result of a reduction in research and development costs as the company completed its clinical development program for Acetavance in early 2009 and submitted an NDA for this product candidate in May 2009. Further, in March 2009, the company discontinued the development program for its omiganan product candidate. Partially offsetting this reduction is an increase in sales and marketing expenses as the company focused significant resources on establishing its commercial infrastructure in preparation for the potential commercialization of Acetavance. More specifically, during the three months ended September 30, 2009, Cadence hired its sales management team for the potential launch of Acetavance, if approved, and is currently recruiting sales representatives contingent on FDA approval. Cadence also increased spending related to the development of marketing materials and programs during the three months ended September 30, 2009. In addition, general and administrative expenses increased during the current quarter primarily due to increased personnel costs, including an additional $0.6 million in stock-based compensation charges.

For the nine months ended September 30, 2009, Cadence reported a net loss of $30.2 million, or $0.63 per share, compared to a net loss of $43.1 million, or $1.18 per share, for the same period in 2008. Operating expenses for the nine months ended September 30, 2009 were $29.4 million, a decrease of $13.6 million from the $43.0 million reported for the comparable period in 2008. The decrease in current year expenses is primarily due to a reduction in research and development costs as a result of the company’s discontinuation of the development program for its omiganan product candidate in March 2009, the completion of its clinical development program for Acetavance in early 2009, and the submission of its NDA for Acetavance in May 2009. Partially offsetting this reduction is an increase in sales and marketing expenses in 2009 as the company began establishing its commercial and supply operation functions in preparation for the potential commercialization of Acetavance. General and administrative expenses increased during the current year primarily due to increased personnel costs, including an additional $0.8 million in stock-based compensation charges.

As of September 30, 2009, Cadence held cash, cash equivalents and short-term investments of $96.6 million.

Conference Call and Webcast on November 5, 2009 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time)

Cadence management will host a conference call on November 5, 2009 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) and interested investors may participate in the conference call by dialing 888-811-5448 (domestic) or 913-312-4376 (international). To access the webcast, please visit the company’s website at www.cadencepharm.com and go to the Investor Relations page. A replay of the webcast will be available approximately two hours after the call and remain available on the company’s website until the next quarterly financial results call.

About Cadence Pharmaceuticals, Inc.

Cadence Pharmaceuticals is a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting. The company is currently developing Acetavance (intravenous acetaminophen), an investigational product candidate for the treatment of acute pain and fever. For more information about Cadence’s pipeline, visit www.cadencepharm.com.

Forward-Looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “expects,” “anticipates,” “plans,” “will,” and “assuming,” and similar expressions, are intended to identify forward-looking statements, and are based on Cadence’s current beliefs and expectations. Forward-looking statements include statements regarding: the company’s efforts to accelerate the development of its commercial and supply operations infrastructure, the likelihood of obtaining regulatory approval for Acetavance in a timely manner, or at all, and any financial estimates or projections. The inclusion of forward-looking statements such as these should not be regarded as a representation by Cadence that any of its plans will be achieved. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in the company’s business, including, without limitation: the possibility that the FDA may not complete its review of Cadence’s NDA for Acetavance by the PDUFA goal date, or that the FDA may not approve the NDA if it determines that the clinical, non-clinical or other data submitted in the NDA are not adequate to support the safety or efficacy of this product candidate; the possibility that pre-approval inspections by the FDA of the site where Acetavance is manufactured, or Cadence’s clinical trial sites, may raise issues that must be resolved prior to obtaining approval of the NDA; the risk that increased attention to drug safety issues may result in a more cautious approach by the FDA, which could delay the completion of the review process for the Acetavance NDA, or result in limitations in the indications for use or the inclusion of unfavorable information in the labeling for this product candidate; intense competition from existing and new products, which could diminish the commercial potential for Acetavance; the possibility that the patent rights covering Acetavance may not be sufficient to preclude other intravenous formulations of acetaminophen from being developed by competitors; the company’s dependence on Acetavance, which is Cadence’s only product candidate; the potential for Cadence to require substantial additional funding in order to obtain regulatory approval for and commercialize Acetavance, and the risk that the company may not be able to raise sufficient capital when needed, or at all; and other risks detailed in Cadence’s prior press releases as well as in Cadence’s periodic public filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Cadence undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Cadence™ and Acetavance™ are trademarks of Cadence Pharmaceuticals, Inc.

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Contact:	William R. LaRue
SVP & Chief Financial Officer
Cadence Pharmaceuticals, Inc.
Phone : 858-436-1400

CADENCE PHARMACEUTICALS, INC.

(a development stage company)

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Operating expenses:
Research and development	$4,924,778	$10,241,943	$15,144,099	$32,463,211
Sales and marketing	2,608,441	664,143	4,330,695	2,175,120
General and administrative	3,762,851	2,754,064	9,549,203	8,323,996
Other	(944)	509	412,141	28,766

Total operating expenses	11,295,126	13,660,659	29,436,138	42,991,093

Loss from operations	(11,295,126)	(13,660,659)	(29,436,138)	(42,991,093)
Other (expense) income, net	(145,979)	(88,336)	(742,411)	(71,653)

Net loss	$(11,441,105)	$(13,748,995)	$(30,178,549)	$(43,062,746)

Basic and diluted net loss per share(1)	$(0.23)	$(0.36)	$(0.63)	$(1.18)

Shares used to compute basic and diluted net loss per share(1)	50,364,493	38,116,063	48,189,177	36,371,272

(1)

As a result of the issuance of 12,039,794 shares of common stock pursuant to a private placement in the first quarter of 2009 and 9,240,307 shares of common stock pursuant to an effective shelf registration in the first quarter of 2008, there is a lack of comparability in the per share amounts between the 2009 and 2008 periods presented.

CADENCE PHARMACEUTICALS, INC.

(a development stage company)

CONDENSED BALANCE SHEETS

	September 30, 2009	December 31, 2008
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$96,552,282	$47,627,246
Restricted cash	1,695,696	2,195,696
Prepaid expenses and other current assets	569,427	219,674

Total current assets	98,817,405	50,042,616

Property and equipment, net	6,826,161	4,477,020
Restricted cash	189,738	537,586
Other assets	25,082	90,792

Total assets	$105,858,386	$55,148,014

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	2,997,956	$4,877,854
Accrued liabilities	5,599,841	9,063,310
Current portion of long-term debt	6,229,049	7,694,173
Other current liabilities	22,048	22,048

Total current liabilities	14,848,894	21,657,385

Deferred rent	725,625	952,274
Long-term debt, less current portion and discount	1,650,996	6,098,113
Total stockholders’ equity	88,632,871	26,440,242

Total liabilities and stockholders’ equity	$105,858,386	$55,148,014